Exhibit 99.1

Dorian LPG Ltd. Announces Second  Quarter Fiscal Year 2020 Financial Results

Stamford, CT – October 31, 2019 – Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three and six months ended September 30, 2019.

Highlights for the Second Quarter Fiscal Year 2020

▪

Revenues of $91.6 million and Time Charter Equivalent (“TCE”)(1) rate for our fleet of $47,623  for the three months ended September 30, 2019,  compared to revenues of $40.8 million and TCE rate of $20,973 for the three months ended September 30, 2018.

▪

Net income of $40.7 million, or $0.74 earnings per diluted share (“EPS”), and adjusted net income(1) of $41.4 million, or $0.75 adjusted earnings per diluted share (“adjusted EPS”),(1) for the three months ended September 30, 2019.

▪	Adjusted EBITDA(1) of $67.3 million for the three months ended September 30, 2019.

▪	Completed the installation of exhaust gas cleaning systems (commonly referred to as “scrubbers”) on the Comet and the Corsair(2)

▪	Repurchased $6.2 million of shares of our common stock under the $50 million stock repurchase program our Board of Directors authorized on August 5, 2019.

(1)

TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

(2)	Comet left drydock on October 11, 2019.

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “In this quarter, our EBITDA was 75% higher and our realized TCE rate was 60% higher compared to our fiscal year 2020 first quarter. Expansion of U.S. export capacity and increasing demand in Asia from both the domestic and petchem sectors continue to have a positive impact on freight rates, and our market outlook remains positive. We now own four scrubber-equipped ships and expect a further five within the next three months. I am confident that the professionalism of our people and the quality of our ships will earn good returns for our shareholders.”

Second Quarter Fiscal Year 2020 Results Summary

Net income amounted to $40.7 million, or $0.74 per diluted share, for the three months ended September 30, 2019, compared to a  net loss of $(8.2) million, or $(0.15) per diluted share, for the three months ended September 30, 2018.

Adjusted net income amounted to $41.4 million, or $0.75 per diluted share, for the three months ended September 30, 2019, compared to an adjusted net loss  of $(9.2) million, or $(0.17) per diluted share, for the three months ended September 30, 2018.  Net income for the three months ended September 30, 2019 is adjusted to exclude an unrealized loss on derivative instruments of $0.7 million. Please refer to the reconciliation of net income/(loss)  to adjusted net income/(loss), which appears later in this press release.

The $50.6 million increase in adjusted net income/(loss) for the three months ended September 30, 2019, compared to the three months ended September 30, 2018, is primarily attributable (i) to an increase of $50.8 million in revenues, (ii) professional and legal fees related to the BW Proposal (defined below) of $1.8 million that did not recur, and (iii) a decrease of $0.9 million in interest and finance costs partially offset by (iv) increases of $2.1 million in charter hire expenses and $0.5 million in voyage expenses, and (v) a  decrease of $0.3 million in other income—related parties.

The TCE rate for our fleet was $47,623 for the three months ended September 30, 2019, a 127.1% increase from a TCE rate of $20,973 from the same period in the prior year, primarily driven by increased spot market rates along with a reduction of bunker prices.  Please see footnote 6 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 95.8% in the quarter ended September 30, 2018 to 92.9% in the quarter ended September 30, 2019.

Vessel operating expenses per day remained relatively flat at $8,594 for the three months ended September 30, 2019 compared to $8,585 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues earned by our vessels, were $91.6 million for the three months ended September 30, 2019, an increase of $50.8 million, or 124.5%, from $40.8 million for the three months ended September 30, 2018. The increase is primarily attributable to an increase in average TCE rates, partially offset by fleet utilization. Average TCE rates increased from $20,973 for the three months ended September 30, 2018 to $47,623 for the three months ended September 30, 2019, primarily as a result of higher spot market rates during the three months ended September 30, 2019 as compared to the three months ended September 30, 2018 along with a reduction in bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $65.991 during the three months ended September 30, 2019 compared to an average of $40.245 for the three months ended September 30, 2018. The average price of heavy fuel oil (expressed as U.S. dollars per metric tonnes) from Singapore and Fujairah decreased from $467 during the three months ended September 30, 2018 to $417 during the three months ended September 30, 2019. Our fleet utilization decreased from 95.8% during the three months ended September 30, 2018 to 92.9% during the three months ended September 30, 2019.

Charter Hire Expenses

Charter hire expenses for the vessel that we charter in from a third party were $2.1 million for the three months ended September 30, 2019. No such costs were incurred during the three months ended September 30, 2018.

Vessel Operating Expenses

Vessel operating expenses were $17.4 million during the three months ended September 30, 2019, or $8,594 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the vessels that were in our fleet. This was relatively flat when compared to the three months ended September 30, 2018 as vessel operating expenses per vessel per calendar day increased by $9 from $8,585 for the three months ended

September 30, 2018 to $8,594 for the three months ended September 30, 2019.

General and Administrative Expenses

General and administrative expenses were $5.9 million for the three months ended September 30, 2019, an increase of $0.2 million, or 3.6%, from $5.7 million for the three months ended September 30, 2018. This increase was due to a shift in the timing of approvals in cash bonuses to certain employees during the current period compared to the prior year period and resulted in an increase of $0.9 million in cash bonuses. This increase was partially offset by reductions of $0.4 million in stock-based compensation and $0.3 million in other general and administrative expenses.

Professional and Legal Fees Related to the BW Proposal

In 2018, BW LPG Limited and its affiliates (“BW”) made an unsolicited proposal to acquire all of our outstanding common shares and, along with its affiliates, commenced a proxy contest to replace three members of our Board of Directors with nominees proposed by BW. BW’s unsolicited proposal and proxy contest were subsequently withdrawn on October 8, 2018 (the “BW Proposal”). Professional (including investment banking fees) and legal fees related to the BW Proposal were $1.8 million for the three months ended September 30, 2018. No such costs were incurred during the three months ended September 30, 2019.

Interest and Finance Costs

Interest and finance costs amounted to $9.3 million for the three months ended September 30, 2019, a decrease of $0.9 million, or 8.4%, from $10.2 million for the three months ended September 30, 2018. The decrease of $0.9 million during this period was due to a decrease of $0.8 million in interest incurred on our long-term debt, primarily resulting from a decrease in average indebtedness, and a reduction of $0.1 million in amortization of deferred financing fees. Average indebtedness, excluding deferred financing fees, decreased from $756.1 million for the three months ended September 30, 2018 to $692.0 million for the three months ended September 30, 2019. As of September 30, 2019, the outstanding balance of our long-term debt, net of deferred financing fees of $12.6 million, was $665.5 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized loss on derivatives was approximately $0.7 million for the three months ended September 30, 2019, compared to an unrealized gain of $1.1 million for the three months ended September 30, 2018. The $1.8 million difference is attributable to a decrease of $2.7 million in the fair value of our interest rate swaps caused by changes in forward LIBOR yield curves and reductions in notional amounts, and is partially offset by $0.9 million of unrealized gains on our freight forward agreement positions.

Fleet

The following table sets forth certain information regarding our fleet as of October 25, 2019.

	Capacity		Sister		ECO		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Employment	Expiration(2)
Dorian VLGCs
Captain Markos NL(3)	82,000	Hyundai	A	2006	—	Time Charter(6)	Q4 2019
Captain John NP(3)	82,000	Hyundai	A	2007	—	Pool-TCO(7)	Q1 2020
Captain Nicholas ML(3)	82,000	Hyundai	A	2008	—	Pool(8)	—
Comet(4)	84,000	Hyundai	B	2014	X	Pool-TCO(7)	Q4 2019
Corsair(3)(4)(5)	84,000	Hyundai	B	2014	X	Pool-TCO(7)	Q4 2019
Corvette(3)(4)	84,000	Hyundai	B	2015	X	Pool(8)	—
Cougar	84,000	Hyundai	B	2015	X	Pool(8)	—
Concorde(3)(4)	84,000	Hyundai	B	2015	X	Time Charter(9)	Q1 2022
Cobra	84,000	Hyundai	B	2015	X	Pool(8)	—
Continental	84,000	Hyundai	B	2015	X	Time Charter(10)	Q4 2020
Constitution	84,000	Hyundai	B	2015	X	Pool(8)	—
Commodore	84,000	Hyundai	B	2015	X	Pool(8)	—
Cresques	84,000	Daewoo	C	2015	X	Pool(8)	—
Constellation	84,000	Hyundai	B	2015	X	Pool(8)	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool(8)	—
Clermont	84,000	Hyundai	B	2015	X	Pool(8)	—
Cratis	84,000	Daewoo	C	2015	X	Pool(8)	—
Chaparral	84,000	Hyundai	B	2015	X	Pool-TCO(7)	Q4 2019
Copernicus	84,000	Daewoo	C	2015	X	Pool(8)	—
Commander	84,000	Hyundai	B	2015	X	Pool(8)	—
Challenger	84,000	Hyundai	B	2015	X	Pool-TCO(7)	Q4 2020
Caravelle	84,000	Hyundai	B	2016	X	Pool(8)	—
Total	1,842,000

Time chartered-in VLGC
Laurel Prime(11)	83,305	Mitsubishi		2018	X	Pool(8)	—

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	VLGC equipped with scrubber.
(5)	Will begin a time charter with an oil major during the three months ended December 31, 2019.
(6)	Currently on time charter with an oil major that began in December 2014.
(7)

“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(8)

“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(9)	Currently on time charter with a major oil company that began in March 2019.
(10)	Currently on a time charter with a major oil company that began in November 2015.
(11)	Currently time chartered-in with an expiration during the first calendar quarter of 2020.

Market Outlook &  Update

A favorable commodity price environment during the quarter supported strong liquefied petroleum gas (“LPG”) demand.  LPG prices remained soft compared to the second calendar quarter of 2019, as increased supply out of the U.S. offset increased petrochemical demand, including new plants that opened during the quarter. Mt. Belvieu propane prices fell from approximately 40% of WTI in the second calendar quarter of 2019 to approximately 33% of WTI in the third calendar quarter of 2019.

The third calendar quarter of 2019 also saw the establishment of another two propane dehydrogenation units in China: Dongguan Grand Resource & Technology conducted trial production at its 600,000-metric ton per year PDH plant and Hengli Petrochemical (Dalian) started its single-train dehydrogenation unit. Furthermore, SP Chemicals put into operation its steam cracker, which utilizes both propane and ethane as feedstock. With the continuation of U.S.-Chinese tariffs, the Middle East region remains the major supplier of LPG.

Demand also increased in South Korea as Hanwha Total and LG Chem both restarted production at their steam crackers after they underwent maintenance. The steam crackers have been expanded to increase their consumption of propane.

In the western hemisphere, the U.S. continued to export high levels of LPG at close to export capacity. Approximately 10.3 million metric tons of LPG were exported in the third calendar quarter of 2019, similar to the level observed in the prior calendar quarter. Monthly exports year to date are now observed averaging over 3.2 million metric tons per month.

Furthermore, the third calendar quarter of 2019 saw LPG exports continuing to ramp up from Australia and Canada. Australia saw an increase in LPG exports of approximately 150,000 metric tons compared to the previous quarter, according to ship tracking. In Canada, a full quarter of the new AltaGas Prince Rupert terminal resulted in approximately 256,000 metric tons added to the seaborne LPG market in the third calendar quarter.

Overall, the third calendar quarter of 2019 saw additional LPG demand, particularly for propane in the Far East region. The widening spread between prices in the U.S. and prices in the Far East region accommodated an increase in freight rates in the third calendar quarter of 2019.

For the third calendar quarter of 2019, the Baltic Index averaged $66 per metric ton, compared to an average of $62 per metric ton in the second calendar quarter. The Baltic VLGC Index began the quarter at $79 per metric ton, falling to $52 per metric ton in August, before regaining strength to $69 per metric ton on the last day of the calendar quarter. For the fourth calendar quarter of 2019 to date, the Baltic Index has averaged $75 per metric ton.

The VLGC orderbook stands at approximately 13% of the current global fleet. An additional 36 VLGCs, equivalent to approximately 3.0 million cbm of carrying capacity, are expected to be added to the global fleet by calendar year-end 2021. The average age of the global fleet is now approximately 9.4 years old.

A continuation of the favorable commodity price environment, the ongoing increase in secular demand for LPG as a more environmentally friendly alternative to other forms of energy and forecast high levels of U.S. exports as evidenced by export capacity and pipeline investments are expected to provide support for VLGC demand going forward.

The above summary is based on data derived from industry sources, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook, or other market indicators will materialize.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except fleet data)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Statement of Operations Data
Revenues	$91,624,875	$40,807,542	$152,790,421	$68,451,824
Expenses			.	.
Voyage expenses	855,023	435,224	1,194,137	535,397
Charter hire expenses	2,055,000	—	4,110,000	—
Vessel operating expenses	17,393,685	17,375,273	33,513,638	34,060,730
Depreciation and amortization	16,473,418	16,437,653	32,739,839	32,702,709
General and administrative expenses	5,895,406	5,692,137	12,631,241	13,612,423
Professional and legal fees related to the BW Proposal	—	1,770,589	—	2,253,589
Total expenses	42,672,532	41,710,876	84,188,855	83,164,848
Other income—related parties	314,084	584,632	937,367	1,229,149
Operating income/(loss)	49,266,427	(318,702)	69,538,933	(13,483,875)
Other income/(expenses)
Interest and finance costs	(9,303,373)	(10,152,672)	(19,000,655)	(20,526,953)
Interest income	344,919	451,923	706,955	912,896
Unrealized gain/(loss) on derivatives	(667,110)	1,051,460	(6,737,899)	2,759,076
Realized gain on derivatives	709,146	830,991	1,742,141	1,613,556
Other gain/(loss), net	361,887	(40,120)	537,480	(48,378)
Total other income/(expenses), net	(8,554,531)	(7,858,418)	(22,751,978)	(15,289,803)
Net income/(loss)	$40,711,896	$(8,177,120)	$46,786,955	$(28,773,678)
Earnings/(loss) per common share—basic	0.75	(0.15)	0.86	(0.53)
Earnings/(loss) per common share—diluted	$0.74	$(0.15)	$0.85	$(0.53)
Other Financial Data
Adjusted EBITDA(1)	$67,337,351	$17,855,615	$105,719,734	$23,040,751
Fleet Data
Calendar days(2)	2,024	2,024	4,026	4,026
Time chartered-in days(3)	92	—	153	—
Available days(4)	2,051	2,010	4,134	4,001
Operating days(5)(8)	1,906	1,925	3,956	3,589
Fleet utilization(6)(8)	92.9%	95.8%	95.7%	89.7%
Average Daily Results
Time charter equivalent rate(7)(8)	$47,623	$20,973	$38,321	$18,923
Daily vessel operating expenses(9)	$8,594	$8,585	$8,324	$8,460

	As of	As of
(in U.S. dollars)	September 30, 2019	March 31, 2019
Balance Sheet Data
Cash and cash equivalents	$46,419,951	$30,838,684
Restricted cash—current	1,215,000	—
Restricted cash—non-current	36,033,743	35,633,962
Total assets	1,642,210,973	1,625,370,017
Total debt including current portion—net of deferred financing fees of $12.6 million and $14.0 million as of September 30, 2019 and March 31, 2019, respectively.	665,545,499	696,090,786
Total liabilities	687,839,029	712,687,459
Total shareholders’ equity	$954,371,944	$912,682,558

(1)

Adjusted EBITDA is a non-U.S. GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized loss on derivatives, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net income/(loss)	$40,711,896	$(8,177,120)	$46,786,955	$(28,773,678)
Interest and finance costs	9,303,373	10,152,672	19,000,655	20,526,953
Unrealized (gain)/loss on derivatives	667,110	(1,051,460)	6,737,899	(2,759,076)
Realized gain on derivatives	(709,146)	(830,991)	(1,742,141)	(1,613,556)
Stock-based compensation expense	890,700	1,324,861	2,196,527	2,957,399
Depreciation and amortization	16,473,418	16,437,653	32,739,839	32,702,709
Adjusted EBITDA	$67,337,351	$17,855,615	$105,719,734	$23,040,751

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels.

(4)

We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)

We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)

Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except operating days)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Numerator:
Revenues	$91,624,875	$40,807,542	$152,790,421	$68,451,824
Voyage expenses	(855,023)	(435,224)	(1,194,137)	(535,397)
Time charter equivalent	$90,769,852	$40,372,318	$151,596,284	$67,916,427

Denominator:
Operating days	1,906	1,925	3,956	3,589
TCE rate:
Time charter equivalent rate	$47,623	$20,973	$38,321	$18,923

(8)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool (the “Company Methodology”). If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter (the “Alternate Methodology”), our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended		Six months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Company Methodology:
Operating Days	1,906	1,925	3,956	3,589
Fleet Utilization	92.9%	95.8%	95.7%	89.7%
Time charter equivalent rate	$47,623	$20,973	$38,321	$18,923

Alternate Methodology:
Operating Days	2,051	2,010	4,134	4,000
Fleet Utilization	100.0%	100.0%	100.0%	100.0%
Time charter equivalent rate	$44,256	$20,086	$36,671	$16,979

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income/(loss) and adjusted EPS. We believe that adjusted net oncome/(loss) and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net income/(loss) and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP financial measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income/(loss) and EPS to adjusted net income/(loss) and adjusted EPS, respectively, for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except share data)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net income/(loss)	$40,711,896	$(8,177,120)	$46,786,955	$(28,773,678)
Unrealized (gain)/loss on derivatives	667,110	(1,051,460)	6,737,899	(2,759,076)
Adjusted net income/(loss)	$41,379,006	$(9,228,580)	$53,524,854	$(31,532,754)

Earnings/(loss) per common share—diluted	$0.74	$(0.15)	$0.85	$(0.53)
Unrealized (gain)/loss on derivatives	0.01	(0.02)	0.12	(0.05)
Adjusted earnings/(loss) per common share—diluted	$0.75	$(0.17)	$0.97	$(0.58)

TCE, adjusted net income, adjusted EPS and adjusted EBITDA are not recognized measures under U.S. GAAP and should not be regarded as substitutes for revenues, net income and earnings per share. Our presentation of TCE, adjusted net income, adjusted EPS and adjusted EBITDA does not imply, and should not be construed as an inference, that its future results will be unaffected by unusual or non-recurring items and should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with U.S. GAAP.

Conference Call

A  conference call to discuss the results will be held today, October 31, 2019 at 10:00 a.m. EDT. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. EDT the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13696130. The replay will be available until November 7, 2019, at 11:59 p.m. EST.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-three modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.